TAPESTRY, INC.
SEVERANCE PAY PLAN
FOR VICE PRESIDENTS AND ABOVE
AND
SUMMARY PLAN DESCRIPTION

(Amended and Restated Effective as of May 9, 2019)

TABLE OF CONTENTS
PAGE
SECTION 1 INTRODUCTION

1.1	Purpose .....................................................................................................1

1.2	Effective Date, Plan Year .....................................................................................................1

1.3	Employers .....................................................................................................2

1.4	Administration .....................................................................................................2
SECTION 2 ELIGIBILITY FOR PARTICIPATION    ........................................................................................................................................2
SECTION 3 PLAN BENEFITS    .......................................................................................................................................3

3.1	Eligibility for Benefits ....................................................................................................3

3.2	Certain Repayments and Forfeitures ....................................................................................................3

3.3	Offset for Other Benefits or Amounts Due ....................................................................................................4

3.4	Employment With a Competitor ....................................................................................................4

3.5	Continuation Coverage Benefits ....................................................................................................4

3.6	Six-Month Delay for any Specified Employee ....................................................................................................5
SECTION 4 PAYMENT OF BENEFITS    .......................................................................................................................................5

4.1	Release Agreement ....................................................................................................5

4.2	Form of Payment ....................................................................................................5
SECTION 5 FINANCING PLAN BENEFITS    ......................................................................................................................................6
SECTION 6 REEMPLOYMENT    ......................................................................................................................................6

SECTION 7 MISCELLANEOUS    ...........................................................................................................................7

7.1	Information to be Furnished by Participants ..............................................................................................7

7.2	Employment Rights ..............................................................................................7

7.3	Employer’s Decision Final ..............................................................................................7

7.4	Evidence ..............................................................................................7

7.5	Uniform Rules ..............................................................................................7

7.6	Gender and Number ..............................................................................................7

7.7	Action by Employer ..............................................................................................8

7.8	Controlling Laws ..............................................................................................8

7.9	Interests Not Transferable ..............................................................................................8

7.10	Mistake of Fact ..............................................................................................8

7.11	Severability ..............................................................................................8

7.12	Withholding ..............................................................................................8

7.13	Effect on Other Plans or Agreements ..............................................................................................8
SECTION 8    ..........................................................................................................................8
ERISA PROVISIONS    .................................................................................................................9

8.1.	Claim Procedure ..............................................................................................9

8.2	Plan Interpretation and Benefit Determination ............................................................................................10

8.3	Your Rights Under ERISA ............................................................................................11

8.4	Other Important Facts ............................................................................................12

SECTION 9 AMENDMENT AND TERMINATION    ....................................................................................................................13

TAPESTRY, INC.
SEVERANCE PAY PLAN FOR VICE PRESIDENTS AND ABOVE
AND SUMMARY PLAN DESCRIPTION
(Amended and Restated as of May 9, 2019)
SECTION 1
INTRODUCTION

1.1	Purpose
Tapestry, Inc. (the “Company”) has established the Tapestry, Inc. Severance Pay Plan For Vice Presidents and Above, as amended (the “Plan”), to enable the Company and its subsidiaries and affiliates to provide severance benefits to eligible employees, as defined in section 2 below, who are at or above the Corporate job level of Vice President (a “Key Executive”) and who involuntarily terminate employment. Severance benefits for eligible employees shall be determined exclusively under the Plan. It is the intent of the Company that the Plan, as set forth herein, constitute an “employee welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Act of 1974, as amended (“ERISA”) and comply with the applicable requirements of ERISA.
In furtherance of the purposes of said Plan and in order to amend said Plan in certain respects, the Plan is hereby amended and restated in its entirety, effective as of May 9, 2019. To the extent applicable, this Plan is intended to comply with all applicable laws, including the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, together with any Department of Treasury regulations and other interpretive guidance issued thereunder (collectively, the “Code”), including without limitation, any such regulations or other guidance that may be issued after the effective date of this Amendment and Restatement of the Plan (“Section 409A”) and shall be interpreted accordingly.
This document constitutes the official plan document and the required summary plan description under ERISA.

1.2	Effective Date, Plan Year
The Plan was established as of June 29, 2000. A “Plan Year” is the 12-month period beginning on January 1 and ending on the following December 31.

1.3	Tapestry, Inc.
Tapestry, Inc. is referred to herein as the Company. “Employer” shall include the Company and any entity that is under common control with Tapestry, Inc. (under the rules of Section 414(b), (c) or (m) of the Code) that is authorized by Tapestry, Inc. to participate in the Plan. Such authorization by Tapestry, Inc. shall be in a writing signed by Tapestry, Inc.’s Global Human Resources Officer or their designee with the writing specifically referencing participation in the Plan.

1.4	Administration
The Plan is administered by the Tapestry, Inc. Welfare Plan Committee, which may be referred to herein as the “Plan Administrator.” The Welfare Plan Committee shall be appointed by the person holding the title of Global Human Resources Officer, or, if there is no employee holding such title, the person acting in that capacity or holding a successor title, as appropriate. The person appointing the Welfare Plan Committee may, but is not required to, appoint herself or himself to the Committee. The Welfare Plan Committee, from time to time, may adopt such rules and regulations as may be necessary or desirable for the proper and efficient administration of the Plan and as are consistent with the terms of the Plan. The Welfare Plan Committee, from time to time, may also appoint such individuals to act as the Committee’s representatives as the Committee considers necessary or desirable for the effective administration of the Plan. In administering the Plan, the Welfare Plan Committee shall have the discretionary authority to construe and interpret the provisions of the Plan and make factual determinations thereunder, including the authority to determine the eligibility of employees and the amount of benefits payable under the Plan.
SECTION 2
ELIGIBILITY FOR PARTICIPATION
Each employee of an Employer who is employed as a Key Executive of the Company (excluding corporate officers who are not on a United States payroll of Tapestry, Inc.,) shall become a “Participant” in the Plan on his date of hire, or, if later, the date he becomes a Key Executive and shall continue as a Participant in the Plan until the date he is no longer a Key Executive; provided, that this Plan does not apply to anyone not on a United States payroll system of the Tapestry, Inc. as of the date of termination of employment, and such individuals shall not be Participants for purposes of this Plan. However, the Plan is intended to cover only employees who are in a select group of management or highly compensated employees within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1); and, accordingly, if any interpretation is issued by the Department of Labor that would exclude any Key Executive from satisfying that requirement, such Key Executive immediately will cease to be a participant in this Plan and will instead become a participant in the Tapestry, Inc. Severance Pay Plan, as it may be amended from time to time. No other employee shall be eligible to participate in the Plan.

SECTION 3
PLAN BENEFITS

3.1	Eligibility for Benefits
Subject to the conditions and limitations of the Plan, a Participant whose employment with the Employer is involuntarily terminated due to a Qualifying Termination (as defined below) and who timely executes, delivers and does not revoke a proper release provided by his Employer as set forth in subsection 4.1, will be entitled, subject to subsection 3.6, to receive a benefit commencing on the Payment Commencement Date (as defined in subsection 4.2) equal to one (1) month of base pay for each full year of service. Notwithstanding the foregoing, in no event shall the benefits payable to a Participant pursuant to this subsection 3.1 be more than an amount equal to twelve (12) months of base pay or less than an amount equal to six (6) months of base pay (such number of months of base pay included in the calculation of a Participant’s benefits under this subsection 3.1, the “Salary Continuation Period”). For purposes of determining years of service, partial years of service will be rounded up at six months of service time (e.g., 9 years and 7 months of service would be rounded up to 10 years of service). Only the Participant’s base rate of pay on the date of the Involuntary Termination will be used to determine the Participant’s benefits under the Plan. Commissions, bonuses, and all other allowances shall not be considered when determining a Participant’s benefits under the Plan.
For purposes of this subsection 3.1, a “Qualifying Termination” shall mean a termination of a Participant’s employment by the Company due to (a) the elimination of the Participant’s position; (b) any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate; or (c) Participant’s being included in a reduction-in-force or similar termination program affecting the Participant and other employees of the Company other than the Participant (any such termination of employment which constitutes an “involuntary separation from service” within the meaning of Section 1.409A-1(n) of the Department of Treasury Regulations, an “Involuntary Termination”). Notwithstanding the foregoing, a Qualifying Termination shall not include (x) a termination of the Participant’s employment by the Company for Proper Cause (as defined below); (y) a termination of the Participant’s employment by the Participant for any reason; or (z) a termination of the Participant’s employment by the Company due to the Participant’s failure to perform the duties of the Participant’s position. All determinations as to whether a Participant’s employment with the Company has terminated and whether a particular termination of employment shall be considered a Qualifying Termination shall be made by the Plan Administrator in its sole discretion.
Subject to the conditions and limitations of any applicable supplement to the Plan, for purposes of this subsection 3.1, a termination of employment for “Proper Cause” shall include (but shall not be limited to) termination of employment for any willful or grossly negligent breach of the Participant’s duties as an employee of the Employer and termination for fraud, embezzlement or any other similar dishonest conduct, or for violation of Employer’s rules of conduct.

3.2	Certain Repayments and Forfeitures
Notwithstanding any other provision of the Plan, any Participant who accepts benefits under the Plan shall reimburse the Employer for the full amount of any benefits he received under the Plan if the Participant subsequently discloses any of the Employer’s or the Company’s trade secrets, violates any written covenants between such Participant and the Employer or the Company, violates the Employer’s or the Company’s confidentiality policy (or a confidentiality agreement with the Employer or the Company), or otherwise engages in conduct that may adversely affect the Employer’s or the Company’s reputation or business relations. In addition, any Participant described in the preceding sentence shall forfeit any right to benefits under the Plan which have not yet been paid.

3.3	Offset for Other Benefits or Amounts Due

The amount of any benefits payable to a Participant under the Plan shall be reduced on a dollar-for-dollar basis by any disability, severance, separation or termination pay benefits that the Employer or the Company pays or is required to pay to such Participant through insurance or otherwise under any plan or contract of the Employer or the Company or under any federal or state law. In addition, the Employer reserves the right to reduce the amount of benefits payable to a Participant under the Plan by the amount, if any, that a Participant owes the Employer or the Company. Notwithstanding the foregoing, any such reductions in the amount of any benefits payable under the Plan may occur only if it would not result in an impermissible acceleration under Section 409A.

3.4	Employment With a Competitor
Each Participant shall be restricted from counseling, advising, becoming employed by a competitor of the Company or providing any and all services to a competitor of the Company for twelve (12) months from the date on which Participant’s release agreement as defined in subsection 4.1 has become irrevocable. In the event the Participant fails to comply with such restriction, all unpaid benefits under the Plan shall be forfeited, no further benefits shall be paid under the Plan, and Participant shall be required to reimburse the Company the full amount of any and all benefits paid under the Plan. The Company has the discretion to determine whether an entity is a “competitor” for purposes of this provision. In making such determination, the Company shall take into consideration the trade or business of the entity, the Participant’s position with the Employer and the business objectives of the Company or the Employer.

3.5	Continuation Coverage Benefits
If a Participant elects to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and timely executes, delivers and does not revoke a proper release provided by the Company and/or his Employer as set forth in subsection 4.1, the Employer will subsidize the premium for such continuation coverage during the Salary Continuation Period to the extent that the Participant would otherwise be required to pay more for such coverage during such period than a similarly situated active employee would be required to pay for comparable coverage. After the end of the Salary Continuation Period, the Participant will be required to pay the full premium for any remaining COBRA continuation coverage, plus any applicable administrative fee that may be added to the COBRA premium amount. The payment of benefits under the Plan shall in no way affect a Participant’s COBRA coverage which coverage shall terminate in accordance with the COBRA coverage provisions of the Employer’s health plans covering the Participant. The benefits provided to the Participant under this subsection 3.5, with respect to the period of time during which the Participant would be entitled to COBRA continuation coverage, are intended to qualify for the exception from deferred compensation as a medical benefit provided in accordance with the requirements of Treasury Regulation Section 1.409A-1(b)(9)(v)(B).

3.6	Six-Month Delay for any Specified Employee
Notwithstanding any provisions of the Plan to the contrary, if a Participant is deemed at the time of his Involuntary Termination to be a “specified employee” for purposes of Section 409A(a)

(2)(B)(i) of the Code, and as determined pursuant to applicable resolutions of the Board of Directors or as otherwise permitted by Section 409A, to the extent delayed commencement of any portion of the benefits to which the Participant is entitled under the Plan (after taking into account all exclusions applicable to such termination benefits under Section 409A) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of such Participant’s benefits shall not be provided to the Participant prior to the earlier of (a) the expiration of the six-month period measured from the date of the Participant’s “separation from service” with the Employer (as such term is defined in the Department of Treasury Regulations issued under Section 409A) or (b) the date of the Executive’s death. Any remaining payments due under the Plan shall be paid as otherwise provided in Section 3 of the Plan. For purposes of Section 409A, the Executive’s right to receive installment payments pursuant to Section 3 shall be treated as a right to receive a series of separate and distinct payments.
SECTION 4
PAYMENT OF BENEFITS

4.1	Release Agreement
No benefits under the Plan shall be payable to any Participant until such Participant and the Company and/or the Employer have executed, and the Participant has not revoked, a separation and release agreement (provided by and acceptable to the Company and Employer) including a release of all of such Participant’s then existing rights and legal claims against the Employer and the Company. The deadline (the “Release Deadline”) by which the release must have been executed by the Participant and become irrevocable shall be a date no earlier than the date required by the Older Workers’ Benefit Protection Act for consideration and non-revocation of such release and no later than the 60th day following the date of such Participant’s Involuntary Termination (and if no deadline is specified in such release, the Release Deadline will be the 60th day following the date of such Participant’s Involuntary Termination). The payment of benefits under the Plan shall be subject to the terms and conditions of such release agreement and the terms and conditions of a Participant’s release agreement, with respect to the payment of severance benefits, are incorporated by this reference and form a part of the Plan as applied to such Participant. Such release shall be provided by the Company to the Participant on or about the date of the Participant’s termination of employment.

4.2	Form of Payment
Subject to subsection 3.6 and subsection 4.1 and all other conditions and limitations elsewhere in the Plan, benefits shall be paid in equal installments according to the Employer’s normal payroll schedule commencing with the date (the “Payment Commencement Date”) immediately following the date the Participant’s executed release becomes irrevocable; provided, however, that if the Release Deadline falls in the calendar year following the calendar year in which the Participant’s employment terminates, then benefits shall commence no earlier than January 1st of the calendar year following the year in which such termination of employment occurs; provided, further, that all benefit payments to a Participant must be completed within 24 months following the date on which the Participant’s employment terminates; and, provided, further, that the Company may, in its sole discretion, pay benefits to a Participant in a single-lump sum to the extent that such lump-sum payment would qualify as a “limited cashout” within the meaning of Treasury Regulation Section 1.409A-3(j)(4)(v) or would otherwise not cause the Plan and benefit payments hereunder to cease to be exempt from, or in compliance with, Section 409A. In the event of a Participant’s death before he receives all benefits to which he otherwise would be entitled under the Plan, payment of his benefits shall be made by the Company to his estate under the applicable laws of descent and distribution, in a lump sum, as soon as administratively practicable and in any event within 90 days following the date of such Participant’s death; provided, however, that the Plan Administrator may permit the Participant to designate a beneficiary to whom his benefits hereunder shall be paid in accordance with such procedures as shall be established by the Plan Administrator in its sole discretion.
SECTION 5
FINANCING PLAN BENEFITS
All benefits payable under this Plan shall be paid directly by the Employer out of its general assets. The Employer shall not be required to segregate on its books or otherwise any amount to be used for the payment of benefits under this Plan.
SECTION 6
REEMPLOYMENT
If a Participant who is entitled to receive benefits under the Plan is reemployed by an Employer, the Company, any enterprise in which the Company owns an interest or any acquirer of all or a portion of an Employer or the Company (whether by stock or assets), before all his benefits have been paid, any benefits remaining to be paid will be forfeited.
If a former employee of the Company is rehired by the Company and subsequently becomes a Participant, such individual’s years of service worked prior to his or her initial termination date shall be taken into account only if such Participant voluntarily terminated with the Company and was rehired within twelve (12) months of such initial termination date. In all other cases, a Participant’s years of service shall be determined from the Participant’s most recent date of hire. In no event shall a severance pay benefit be payable with respect to any year of service for which the Participant has previously received severance pay under this Plan or any other severance or separation pay plan sponsored by the Company or any enterprise in which the Company owns an interest, either directly or indirectly.
SECTION 7
MISCELLANEOUS

7.1	Information to be Furnished by Participants
Each Participant must furnish to his Employer such documents, evidence, data or other information as the Employer considers necessary or desirable for the purpose of administering the Plan. Benefits under the Plan for each Participant are provided on the condition that he furnishes full, true and complete data, evidence or other information, and that he will promptly sign any document related to the Plan, requested by his Employer.

7.2	Employment Rights
The Plan does not constitute a contract of employment and participation in the Plan will not give a Participant the right to be rehired or retained in the employ of an Employer on a full‑time, part‑time or any other basis or to be retrained by the Employer, nor will participation in the Plan give any Participant any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

7.3	Decisions Final
Any interpretation of the Plan and any decision on any matter within the discretion of the Plan Administrator, Company and/or Employer made by the Plan Administrator, Company and/or Employer in good faith is binding on all persons.

7.4	Evidence
Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person relying thereon considers pertinent and reliable, and signed, made or presented by the proper party or parties.

7.5	Uniform Rules
In managing the Plan, the Plan Administrator will apply uniform rules to all Participants similarly situated.

7.6	Gender and Number
Where the context admits, words in the masculine gender shall include the feminine and neuter genders, the plural shall include the singular and the singular shall include the plural.

7.7	Action by Company
Any action required of or permitted by the Company under the Plan shall be by resolution of its Board of Directors, by resolution of a duly authorized committee of its Board of Directors, or by a person or persons authorized by resolutions of its Board of Directors or such committee.

7.8	Controlling Laws
Except to the extent superseded by ERISA, the internal laws of the state of New York, without regard to any conflict of laws provisions, shall be controlling in all matters relating to the Plan.

7.9	Interests Not Transferable

Subject to subsection 3.4, the interests of persons entitled to benefits under the Plan are not subject to their debts or other obligations and, except as may be required by the tax withholding provisions of the Internal Revenue Code or any state’s income tax act, or pursuant to an agreement between a Participant and the Company, may not be voluntarily sold, transferred, alienated, assigned or encumbered.

7.10	Mistake of Fact
Any mistake of fact or misstatement of fact shall be corrected when it becomes known and proper adjustment made by reason thereof.

7.11	Severability
In the event any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.

7.12	Withholding
The Employers reserve the right to withhold from any amounts payable under this Plan all federal, state, city and local taxes as shall be legally required and any applicable insurance or health coverage premiums, as well as any other amounts authorized or required by Employer policy including, but not limited to, withholding for garnishments and judgments or other court orders.

7.13	Effect on Other Plans or Agreements
Payments or benefits provided to a Participant under any employer stock, deferred compensation, savings, retirement or other employee benefit plan are governed solely by the terms of such plan. Any obligations or duties of a Participant pursuant to any non‑competition or other agreement with the Company or an Employer shall be governed solely by the terms of such agreement and shall not be affected by the terms of this Plan.
SECTION 8
ERISA PROVISIONS
As used in this Section 8, “you” and “your” refers to a Key Executive, a Participant or a person claiming Plan benefits or payments through a deceased Participant or Key Executive. This Section 8 provides information to you in accordance with ERISA.

8.1.	Claim Procedure
You will automatically receive any benefits set forth under Section 3 of the Plan for which you are entitled. If you feel you have not been provided with all benefits to which you are entitled under the Plan, you must file a written claim with the Plan Administrator with respect to your rights to receive benefits from the Plan. All claims involving eligibility for benefits under the Plan must be submitted to the Plan Administrator within 180 days of your termination of employment. All other claims must be submitted to the Plan Administrator within 180 days of the date you know (or should have known) that the Plan Administrator disagrees with your position regarding the subject of the claim. You cannot file suit or demand arbitration if you have not filed a timely claim and completed the claims and appeals process.
You will be informed of the Plan Administrator's decision with respect to your claim within 90 days after the Plan Administrator’s receipt of the claim. Under special circumstances, the Plan Administrator may require an additional period of not more than 90 days to review your claim. If this occurs, you will be notified in writing prior to the termination of the initial 90-day period of the reason for the extension and the date by which the Plan Administrator expects to render a decision.
If your claim is denied, in whole or in part, you will be notified in writing of the specific reason for the denial, the exact Plan provision on which the decision was based, a description of the additional material or information that is relevant to your claim, and a description of the procedure and time limits you must follow to have your claim reviewed again, including a statement of your right to bring a civil action under ERISA Section 502 following an adverse benefit determination on review. If you are not notified within the 90-day (or 180-day, if extended) period that your claim has been denied, your claim will be deemed to have been denied by the Plan Administrator.
You have 60 days to appeal the decision of the Plan Administrator denying your claim in whole or in part (or the deemed denial of your claim, if applicable). Your appeal must be submitted in writing. Upon request and free of charge, you are entitled to copies of all documents, records, and other information relevant to your claim. You may submit a written statement of issues and comments, and such issues and comments will be taken into consideration without regard to whether such information was submitted or considered in the initial benefit determination.
A decision as to your appeal will be made within 60 days after the Plan Administrator receives the request for a review of the claim. Under special circumstances, the Plan Administrator may require an additional period of not more than 60 days to review your appeal. If this occurs, you will be notified in writing prior to the termination of the initial 60-day period of the reason for the extension and the date by which the Plan expects to render a decision.
If your appeal is denied, in whole or in part, you will be notified in writing of the specific reason for the denial, the exact Plan provision on which the decision was based, a statement of your ability to receive upon request and free of charge, reasonable access to and copies of all documents relevant to your claim, and a statement of your right to bring a civil action under ERISA Section 502 following an adverse benefit determination on review. If you are not notified within the 60-day (or 120-day, if extended) period that your appeal has been denied, you may consider your appeal to have been denied.
Notwithstanding any provisions in the Plan to the contrary, you must exhaust all administrative remedies under the Plan and described herein prior to filing a lawsuit or demanding arbitration because of a claim denial, including but not limited to, the claim procedure described above.

If your appeal is denied in whole or in part, you have the right to file a lawsuit under Section 502(a) of ERISA, subject to your right and the right of the Plan Administrator to demand arbitration in lieu of litigating the matter in court. Any arbitration will be conducted pursuant to the rules of the American Arbitration Association with respect to commercial transactions (subject to ERISA and the terms of this Plan), and litigation or arbitration cannot be conducted on a class action or other representative basis. Any lawsuit or arbitration proceeding must be brought in the district court for the Southern District of New York (in the case of a lawsuit) or before an arbitrator in New York, New York.
If the appeal is denied in whole or in part, you must file suit or demand arbitration within 180 days of the final denial, or the claim will expire and you will never be able to file suit or demand arbitration. If you did not file a claim and exhaust your administrative remedies, including, but not limited to following the claim procedure described above: (i) you must file any lawsuit or demand arbitration within 180 days of the date you knew (or should have known) that the Plan Administrator disagreed with your position regarding benefits under the Plan or some other matter involving the Plan, and (ii) even if you file the lawsuit or demand arbitration within that 180-day period, the Plan will ask the court or arbitrator to dismiss the claim because you failed to exhaust administrative remedies as required. So long as you file the claim with the Plan Administrator within the 180 day period after you discover (or should have discovered) that the Plan Administrator disagrees with your position regarding benefits under the Plan or some other matter involving the Plan and file a timely appeal if the claim is initially denied, you will always have until 180 days after the claim is denied on appeal to file a lawsuit or demand arbitration.

8.2	Plan Interpretation and Benefit Determination
The Plan is administered and operated by the Plan Administrator, who has complete authority, in its sole and absolute discretion, to construe the terms of the Plan (and any related or underlying documents or policies), to interpret applicable law, to make findings of fact and to determine the eligibility for, and amount of, benefits due under the Plan to Participants or any persons claiming benefits derivatively through them. All such interpretations and determinations of the Plan Administrator (whether of fact or law) will be final and binding upon all parties and persons affected thereby. If challenged in a legal proceeding, the Plan Administrator's interpretations and determinations will be reviewed under the most deferential abuse of discretion standard of review.
If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Plan Administrator in its sole and absolute discretion, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator in a fashion consistent with its intent, as determined in the sole and absolute discretion of the Plan Administrator.
This Section 8.2 may not be invoked by you or any person to require the Plan to be interpreted in a manner inconsistent with its interpretation by the Plan Administrator.

8.3	Your Rights Under ERISA

You are entitled to certain rights and protections under ERISA. ERISA provides that all Plan Participants will be entitled to:
(a)    examine, without charge, at the Plan Administrator's office, and at other specified locations, all documents governing the Plan; and
(b)    obtain copies of all documents governing the Plan upon written request to the Plan Administrator, who may make a reasonable charge for the copies.
In addition to creating rights for you under the Plan, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.
If your claim for a benefit is denied in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and the Company to pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits hereunder which is denied or ignored, in whole or in part, you may file suit in a state or federal court after you have completed the Plan’s claim process. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
If you have questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

8.4	Other Important Facts

OFFICIAL NAME
OF THE PLAN:        Tapestry, Inc. Severance Pay Plan for Vice Presidents and                         Above

SPONSOR:            Tapestry, Inc.
10 Hudson Yards
New York, NY 10001

EMPLOYER
IDENTIFICATION
NUMBER (EIN):        52-2242751

PLAN NUMBER:        503

TYPE OF PLAN:        Employee Welfare Severance Benefit Plan

PLAN YEAR:	The Plan Year shall begin on each January 1 and end on each December 31.

TYPE OF
ADMINISTRATION:    Administered by Plan Administrator

PLAN
ADMINISTRATOR:    Tapestry, Inc. Welfare Plan Committee
10 Hudson Yards
New York, NY 10001
(212) 594-1850

The Plan Administrator keeps records of the Plan and is responsible for the administration of the Plan. The Plan Administrator also will answer any questions you may have about the Plan.
Service of legal process may be made upon the Plan Administrator at the address specified above.
All benefits under the Plan are paid out of the general assets of the Company or Employer. The Plan is not funded and has no assets.
This document constitutes the plan document required by ERISA Section 402 and the summary plan description required by ERISA Section 102.
SECTION 9
AMENDMENT AND TERMINATION
The Company reserves the right, on a case‑by‑case basis or on a general basis, to amend the Plan at any time and to alter, reduce or eliminate any benefit under the Plan (in whole or in part)

at any time or to terminate the Plan at any time, as to any class or classes of covered employees (including former or retired employees), without notice. Any amendment or termination of the Plan by the Company shall be made in accordance with the procedures set forth in subsection 7.7.
Notwithstanding the foregoing, if and to the extent the Company shall determine that the terms of the Plan may result in the failure of the Plan, or amounts deferred by or for any Participant under the Plan, to comply with the requirements of Section 409A, the Company shall have authority (without any obligation to do so or to indemnify any Participant for failure to do so) to take such action to amend, modify, cancel or terminate the Plan, or take such other actions as it determines are necessary or appropriate to (a) exempt the Plan from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Plan, or (b) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under such Section.
* * *

IN WITNESS WHEREOF, pursuant to resolutions of the Human Resources Committee of its Board of Directors dated May 9, 2019, Tapestry, Inc. has caused this Plan document to be amended and restated in its entirety and signed by its duly authorized officer as of May 9, 2019.

TAPESTRY, INC.

By: /s/ Sarah Dunn
Sarah Dunn
Global Human Resources Officer